AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of February 8, 2017 (the "Agreement"), by and between Kopernik Global Investors, LLC (the "Adviser") and The Advisors' Inner Circle Fund II (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds").

WHEREAS, the Trust is a Massachusetts voluntary association (commonly known as a business trust) organized under an Agreement and Declaration of Trust, dated July 24, 1992, as amended and restated February 18, 2004 and August 10, 2004 and amended May 15, 2012 (the "Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated October 21, 2013 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund's expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

WHEREAS, the Trust and the Adviser initially entered into the Agreement effective October 21, 2013 as amended June 29, 2015; and

WHEREAS, the Trust and the Adviser have determined to amend and restate the Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.   EXPENSE LIMITATION.

1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions and other costs and expenses relating to the securities that are purchased and sold by the Fund, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other non-routine expenses not incurred in the ordinary course of such Fund's business) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

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1.2. MAXIMUM ANNUAL OPERATING EXPENSE LIMIT. The Maximum Annual Operating
Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund. The Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for each Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund.

1.3. METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year (or the termination of this Agreement if sooner), an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount for such fiscal year.

2.   REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

2.1. REIMBURSEMENT. If in any year in which the Advisory Agreement is still in effect and the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Adviser, pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2. BOARD NOTIFICATION. The Funds shall provide to the Trust's Board of Trustees a quarterly report of any reimbursements paid to the Adviser pursuant to this Agreement.



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

2.3. METHOD OF COMPUTATION. To determine each Fund's accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this
Section 2 shall be a liability of the Fund for purposes of determining the Fund's net asset value.

2.4. PAYMENT AND YEAR-END ADJUSTMENT. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit for such fiscal year.

 3.  TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect with respect to each Fund until the date indicated on Schedule A (the "Initial Term End Date") and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i) by the Trust, for any reason and at any time;

(ii) by the Adviser, for any reason, upon ninety (90) days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period; or at such earlier time provided that such termination is approved by majority vote of the Trustees and the Independent Trustees voting separately.

(iii) by either party effective upon the effective date of the termination of the Advisory Agreement for any reason.

4.   MISCELLANEOUS.

4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.


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

4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.5. PRIOR AGREEMENTS. This Agreement supersedes all prior agreements between the Trust and the Adviser in relation to the subject matter hereof with respect to the Funds listed in Schedule A, attached hereto.

4.6. JURISDICTION. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts and the Adviser consents to the jurisdiction of courts, both state and federal, in Massachusetts, with respect to any dispute under this Agreement.

4.7. AMENDMENT. This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

                           [Signature Page Follows]



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

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.


                              THE ADVISORS' INNER CIRCLE FUND II,
                              on behalf of each series of the Trust set forth in Schedule A

                              /s/ Dianne M. Descoteaux
                              --------------------------
                              Name: Dianne M. Descoteaux
                              Title: VP & Secretary


                              KOPERNIK GLOBAL INVESTORS, LLC

                              /s/ Robert Lamont
                              -------------------
                              Name: Robert Lamont
                              Title: GC & CCO

                                   SCHEDULE A

                    MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

--------------------------------------------------------------------------------------------------------
                                                            MAXIMUM
                                                       ANNUAL OPERATING       INITIAL TERM
        NAME OF FUND               SHARE CLASS          EXPENSE LIMIT           END DATE
--------------------------------------------------------------------------------------------------------
Kopernik Global All-Cap Fund      Class A Shares            1.35%           February 28, 2018
--------------------------------------------------------------------------------------------------------
Kopernik Global All-Cap Fund      Class I Shares            1.10%           February 28, 2018
--------------------------------------------------------------------------------------------------------
Kopernik International Fund       Class A Shares            0.70%           February 28, 2018
--------------------------------------------------------------------------------------------------------
Kopernik International Fund       Class I Shares            0.45%           February 28, 2018
--------------------------------------------------------------------------------------------------------